Press Release
                                                   FOR IMMEDIATE RELEASE

                                                            June 10, 1997


             Life Re Corporation Completes Offering
              of $100 Million in Capital Securities

     STAMFORD, CONNECTICUT  -- June 10, 1997, Life Re Corporation
(NYSE:LRE) today announced the closing of the private placement under Rule 144A of $100 million of 8.72% Capital Securities of Life Re Capital Trust I, a subsidiary of Life Re, at $1,000 per Security. Each Capital Security will pay cumulative distributions at the annual rate of 8.72% of the stated $1,000 amount per Security, payable semi-annually in arrears beginning December 15, 1997, and will have a maturity date of June 15, 2027.
Payments on the Capital Securities are fully and unconditionally guaranteed by Life Re. Both Standard & Poor's Rating Service and Duff & Phelps Credit Rating Co. have assigned a "BBB" (Triple-B) rating to the Capital Securities.

     The proceeds from the offering will be used for general corporate purposes, including the support of the operations of Life Re's insurance subsidiaries. Rodney A. Hawes, Jr., Chairman of Life Re, said, "This offering is indicative of the continued success of Life Re in its core business lines of ordinary life reinsurance and Administrative Reinsurance(service mark). We believe this is a cost-effective means of raising capital."

     The Capital Securities were sold in a private placement under Rule 144A, are not registered under the United States Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be an offer or sale of the securities in the offering in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Life Re Corporation is a leading provider of life and health reinsurance in the United States through its subsidiary, Life Reassurance Corporation of America.

                                   *****

For Additional Information contact:
Bruce I. Weiser
(203) 321-3084